Exhibit 99.1

Dot Ai Announces Two Letters of Intent for Strategic Preferred
Stock Investment and to Sell a Portion of its Operating Business

Proposed transactions are the result of the Company’s previously announced strategic alternatives process and, if consummated, would strengthen the balance sheet with up to a $5 million investment in convertible preferred stock and an up to $6 million asset purchase along with the assumption of up to $3 million of existing liabilities and are intended to support continued Nasdaq compliance, and position the Company to pursue value-creating strategic initiatives

LAS VEGAS, NV / June 10, 2026 / Dot Ai, Inc. (Nasdaq: DAIC) (“Dot Ai” or the “Company”), an IoT and AI-based SaaS company redefining asset intelligence for industrial technology, today announced as a result of its review of strategic alternatives the entry into two letters of intent for proposed transactions. The Company has entered into a non-binding letter of intent with an investor (the “Investor”) for an up to $5.0 million convertible preferred stock investment and a separate non-binding letter of intent for the sale of a portion of its operating business for approximately $6.0 million in cash, along with the assumption of up to $3.0 million in existing liabilities. The Investor may also provide additional funding to support potential value-creating strategic initiatives.

Together, if consummated on the terms described below, the proposed transactions are intended to strengthen the Company’s balance sheet, support continued compliance with Nasdaq listing requirements, and position the Company to create long-term shareholder value.

$5.0 Million Strategic Preferred Investment

Under the non-binding term sheet, the Investor would invest an aggregate of $5.0 million in convertible preferred stock, funded in three tranches, subject to definitive documentation. Proceeds are expected to be used for general working capital during the strategic transition, and the satisfaction or discharge of existing liabilities and transaction expenses.

As part of the proposed investment, the Investor would seek to enable strategic initiatives designed to maximize shareholder value, including by making additional capital available. The Company is expected to continue operations during the period.

Sale of a Portion of the Operating Business

Separately, the Company, through its operating subsidiaries, has entered into a non-binding letter of intent to sell a portion of its operating business - comprising designated operating assets used in the Dot Ai business - to a strategic buyer (the “Buyer”) for a purchase price of up to $6.0 million in cash, together with the assumption of approximately $3.0 million of related liabilities, subject to adjustment and definitive documentation. Importantly, the proposed transaction is structured as a sale of a portion of the Company’s operating business, with the Company retaining certain operating units within the listed entity.

In connection with the letter of intent and subject to execution of definitive documentation and applicable lender consents, the Buyer would fund a $500,000 secured convertible note to support working capital and transaction-related expenses as a down payment in exchange for exclusivity throughout the term of the deal.

Strategic Alternatives Process

The proposed transactions follow the Company’s previously announced engagement of Cohen & Company Capital Markets, a division of J.V.B. Financial Group, LLC, to serve as its exclusive financial advisor in connection with its review of strategic alternatives. The letters of intent are non-binding, other than for certain customary provisions, including relating to exclusivity, and expenses, and do not constitute binding commitments to complete the proposed transactions. Completion of the proposed transactions is subject in all respects to the negotiation and execution of definitive agreements, satisfactory completion of due diligence, board approval, receipt of any required stockholder, lender, Nasdaq, and regulatory consents or approvals, market conditions, and the satisfaction of customary closing conditions, including maintenance of the Company’s listing on The Nasdaq Stock Market LLC. There can be no assurance that definitive agreements will be executed, that the proposed transactions will be completed on the terms described or at all, or as to the timing of any such transactions. The Company does not intend to disclose further developments unless and until it determines that additional disclosure is appropriate or required.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Dot Ai

Dot Ai (Nasdaq: DAIC) is an IoT and AI-based SaaS company at the forefront of Asset Intelligence technology for smart supply chain operations. Leveraging state-of-the-art AI engines, cutting-edge 5G RF and BLE technology, and seamless cloud integrations, Dot Ai offers real-time asset visibility and predictive analytics that integrate with existing infrastructure. The Company serves multiple industries including aviation, construction, delivery, military, mining, retail, seaports, medical logistics, warehousing and manufacturing. For more information, please visit daic.ai.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical facts, including statements regarding the proposed convertible preferred stock investment, the proposed sale of a portion of the Company’s operating business, the potential $500,000 convertible note financing, the Company’s review of strategic alternatives, the anticipated use of proceeds, continued Nasdaq listing compliance, anticipated governance and management changes, and the Company’s positioning to pursue a strategic acquisition. All forward-looking statements are based on Dot Ai’s current expectations and beliefs concerning future developments and their potential effects on the Company. Forward-looking statements are subject to risks and uncertainties — including the risk that definitive agreements may not be executed, that required stockholder, lender, Nasdaq, or regulatory approvals may not be obtained, and that the proposed transactions may not be completed on the terms described or at all — that could cause actual results to differ materially from those expressed in the forward-looking statements. Readers are cautioned not to put undue reliance on forward-looking statements. Many factors could cause actual results, performance or achievement to be materially different from any forward-looking statements, and other risks and uncertainties not presently known to the Company or that the Company deems immaterial could also cause actual results or events to differ materially from those expressed in the forward-looking statements contained herein. For a more detailed discussion of these risks and other factors, see the most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q (and other periodic reports filed with the SEC) of the Company made with the SEC and available on EDGAR. The forward-looking statements included in this communication are made as of the date of this communication and the Company does not undertake any obligation to publicly update such forward-looking statements to reflect new information, subsequent events or otherwise unless required by applicable securities laws.

Investor Relations Contact:

Lucas A. Zimmerman & Ian Scargill

MZ Group - MZ North America

(262) 357-2918

DAIC@mzgroup.us

www.mzgroup.us